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EXHIBIT 10.3

                               [PivX LETTERHEAD]

June 10, 2004


Mr. Luis Curet
30 Carnation
Irvine, CA 92618



Dear Luis:

PivX Solutions, LLC is pleased to offer you the position of Vice President. In this position you will be reporting to Kenneth Dill. The starting salary offered for this position is _S1 3,750.00 per month. In addition to your salary, you will be eligible for a quarterly bonus, based on your achievement of objectives which will be developed in conjunction with your manager. The target total compensation (salary plus quarterly bonus) at plan achievement is an average monthly rate of $22,916.67 per month. Your start date for work with. PivX will be no later than June 15, 2004 at our offices in Newport Beach. This offer is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the company have the right to terminate your employment at any time.

On your first day of employment, PivX will provide additional information about objectives and policies, benefit programs, general employment conditions and completion of employment and benefit forms. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. Also on your first day of employment, you will receive a grant of 225,000 stock options, to vest over 3 years under the terms of the company's stock option plan. The three year vesting period will commence as of May 17, such that one third of the 225,000 options will vest on May 17, 2005. This grant is subject to the approval of the company's Board of. Directors. As an employee, you will be required to sign the company's proprietary rights and non-disclosure agreement.

We are pleased to have you join our organization as a member of what we feel is a company that offers each employee an opportunity for personal and professional development. If you have any questions, please do not hesitate to contact e at
(949) 999-1600. Hook forward to working with you in the future, and hope you will find your employment a rewarding experience.

Sincerely yours,

/s/ Kenneth Dill
Kenneth Dill
President & COO


Please indicate your acceptance by your signature and return this offer letter to me. Thank you.


/s/ Luis Curet                          6/10/04
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Signature                               Date


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April 5, 2005

Mr. Luis B. Curet
30 Carnation
Irvine, CA 92618


Dear Luis:


This letter amends your employment agreement dated June 10, 2004 between you and PivX Solutions ("Company") and supersedes and other amendments to your June 10, 2004 employment agreement. Per the recent announcements at PivX Solutions, Inc., you are now assuming the position of Senior Vice President, Sales and Marketing, along with the interim Chief Executive Officer role. Due to company-wide cutbacks in salary, effective April 1, your base salary will be $150,000. This will be paid to you bi-weekly at an amount of $6250. Your other benefits (e.g. vacation, health, 401-k, equity) remain unchanged.

You will be eligible for a variable compensation plan (e.g. commissions), which will be defined at a later time. All other terms of your June 10, 2004 employment agreement remain unchanged and in effect.


Sincerely,




Scott Olson
General Counsel and Secretary